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                                                                    EXHIBIT 99.1

      ECHOSTAR ANNOUNCES REPURCHASE OF SERIES D CONVERTIBLE PREFERRED STOCK


         LITTLETON, COLO., - DEC. 18, 2002 - EchoStar Communications Corporation (Nasdaq: DISH) announced today that it has agreed to repurchase Vivendi Universal's stake in EchoStar. As part of this transaction, Vivendi Universal will convert its Series D Convertible Preferred Stock into approximately 57.6 million shares of EchoStar Class A Common Stock. These shares will then immediately be acquired by EchoStar at a price of $18.50 per common share, for a total transaction price of approximately $1.066 billion. The transaction will close Dec. 23, 2002.

         As a result of this transaction, Vivendi Universal's contingent value rights under the companies' original investment agreement will be terminated. The termination of these contingent value rights will result in an approximate $170 million non-cash gain for EchoStar in the fourth quarter of 2002.

         EchoStar Communications Corporation and its DISH Network satellite TV system provide over 500 channels of digital video and CD-quality audio programming as well as advanced satellite TV receiver hardware and installation nationwide. EchoStar is included in the Nasdaq-100 Index
         (NDX) which contains the largest non-financial companies on the Nasdaq Stock Market. Visit EchoStar's Investor Relations website at (www.echostar.com). DISH Network currently serves 8 million customers in the United States. DISH Network is located on the Internet at (www.dishnetwork.com).


 Investor Relations Contact: Jason Kiser, 303-723-2210, jason.kiser@echostar.com Press Contact: Marc Lumpkin, 303-723-2020, marc.lumpkin@echostar.com


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